UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MYR Group Inc.

(Name of Registrant as Specified in its Charter)

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MYR GROUP INC.

1701 Golf Road, Suite 3-1012

Rolling Meadows, IL 60008

_______________________

April 25, 2016

Dear Fellow Stockholder:

This is a proxy statement supplement (the “Supplement”) to the proxy materials (the “Proxy Statement”), which were delivered or made available to you on or about March 23, 2016 regarding the 2016 Annual Meeting of Stockholders of MYR Group Inc. (the “Company”) to be held on Thursday, April 28, 2016 at 9:00 a.m. local time at the DoubleTree Hotel, 75 West Algonquin Road, Arlington Heights, Illinois 60005 (the “Annual Meeting”). The Proxy Statement contains discussion regarding, among other things, the expected appointment immediately after the Annual Meeting of an individual to fill a vacancy on the Company’s Board of Directors (the “Board”) as a Class I director and as a member of the Board’s Compensation Committee, with a term expiring at the 2017 annual meeting of stockholders (such individual, the “Appointee”).

The primary purpose of this Supplement is to provide information relating to recent proposed changes regarding the identity of the Appointee. This information does not affect the proposals to be voted on by stockholders at the Annual Meeting, and is only intended to update disclosure in the Proxy Statement regarding the matters discussed below. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current. Except as specifically amended or supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

The immediately following disclosure supplements and amends the Proxy Statement, including the discussion under the heading “Corporate Governance – Director Independence” on page 3; the discussion under the heading “Settlement Agreement and Appointment of New Directors – Director Qualifications” beginning on page 9; the discussion under the headings “Director Compensation – Director Stock Ownership” and “Director Compensation – 2015 Director Compensation Table” on pages 24 and 25, respectively; and the discussion under the heading “Ownership of Equity Securities” on page 58.

Change in Anticipated Appointee to the Board of Directors Following the 2016 Annual Meeting

As previously disclosed, on March 22, 2016, the Company entered into an agreement (the “Settlement Agreement”) with Engine Capital Management, LLC, Engine Capital, L.P., Engine Jet Capital, L.P., Engine Airflow Capital, L.P., Engine Investments, LLC, Engine Investments II, LLC, and Arnaud Ajdler (collectively, “Engine Capital”), and John P. Schauerman (together with Mr. Ajdler, the “Engine Appointees”) to settle a potential election contest in connection with the Annual Meeting. As disclosed in the Proxy Statement and pursuant to the terms of the Settlement Agreement, the Company previously expected to, immediately following the Annual Meeting, (i) increase the size of the Board from ten to eleven directors and (ii) appoint Mr. Ajdler as the Appointee.

Pursuant to the Settlement Agreement, if either Engine Appointee is unable to serve as a director or nominee, Engine Capital has the right to recommend a replacement person for appointment or nomination for election, as applicable, to the Board. On April 20, 2016, Mr. Ajdler, on behalf of Engine Capital, informed the Company that, due to scheduling conflicts for Mr. Ajdler, Engine Capital had made a decision to conditionally recommend a replacement candidate to serve as the Appointee. In light of this development, the Board is currently evaluating the recommended replacement candidate’s background and qualifications to serve as a director of the Company. If the Board determines that this candidate is qualified to serve as a director, the Company expects to appoint the recommended replacement candidate, and not Mr. Ajdler, as the Appointee immediately following the Annual Meeting. Engine Capital has indicated that Mr. Ajdler would be the Appointee if the recommended replacement has not been determined to be qualified by the time of the Annual Meeting.

Voting Matters

Engine Capital’s conditional recommendation that a replacement candidate serve as the Appointee does not affect the director nominees to be elected at the Annual Meeting. As described in the Proxy Statement, our Board has nominated Larry F. Altenbaumer, William A. Koertner, William D. Patterson and John P. Schauerman as Class III directors whose terms, if elected, would expire in 2019. Our Board unanimously recommends that you vote your shares “For” each of these nominees to the Board.

If you have already voted your shares and do not wish to change your vote, no further action is necessary, as the information in this Proxy Supplement does not affect the directors to be elected at the Annual Meeting or the validity of your vote, and is intended only to update the disclosure in the Proxy Statement regarding the matters discussed above. Accordingly, proxies already returned by stockholders will remain valid and will be voted at the Annual Meeting unless revoked. You do not need to submit a new proxy card or vote again unless you wish to change your vote. If you have not yet returned your proxy card or submitted your voting instructions, please complete the card or submit instructions, disregarding the expected appointment of Mr. Ajdler as the Appointee. Information regarding how to vote your shares is available in the Proxy Statement.

Sincerely,

/s/ Gerald B. Engen, Jr.

Gerald B. Engen, Jr.
Senior Vice President, Chief Legal Officer and Secretary